FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF EXCHANGE

      This First Amendment (the "Amendment") to the Agreement and Plan of Exchange (the "Agreement"), dated as of July 23, 1996, between Wealth International, Inc., a Utah corporation ("WI"), and Impressive Ventures, Ltd., a Nevada corporation ("IVL"), is made and entered into this 27th day of August, 1996, by and between WI, IVL, and Ronald A. Nilsson and Richard C. Smith, individually and as the shareholders of WI (the "WI Shareholders").

                              WITNESSETH

     WHEREAS, the WI Shareholders are not parties to the Agreement, and consequently the Agreement, in its original form, would be subject to certain requirements to file Articles of Exchange with the State of Utah Department of Commerce, Division of Corporations and Commercial Code, and the related governmental authority in the State of Nevada;

     WHEREAS, the parties to the Agreement seek to amend the Agreement to add as parties thereto the WI Shareholders, in order to avoid the requirements of filing Articles of Exchange with the State of Utah and the State of Nevada; and

     WHEREAS, the parties to the Agreement seek to amend the Agreement to extend until August 27, 1996, the Closing Date as set forth in the Agreement at Section 1.2.

     NOW THEREFORE, for and in consideration of the covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by all of the parties hereto, the parties hereto agree as follows:

     1. Unless otherwise indicated herein, all capitalized terms used herein shall have the same meanings as ascribed to them in the Agreement.

     2. With reference to Section 1.2 of the Agreement, the Closing Date shall be extended to August 27, 1996.

     3. The WI Shareholders are added as parties to the Agreement for the purpose of authorizing the exchange of their shares under the terms of the Agreement, in a transaction directly between then and IVL, in order to avoid the requirements of filing Articles of Exchange with the relevant governmental authorities of the State of Utah and State of Nevada.

     4. The Agreement, as amended hereby, shall continue in full force and effect in accordance with its terms and provisions. All terms and provisions of the Agreement, unless expressly amended herein, are hereby confirmed and ratified and shall remain in full force and effect.

     5. This Amendment shall not be effective and binding unless fully executed by all parties hereto.


IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

IMPRESSIVE VENTURES, LTD.

By:/s/Nicholas Julian
President

WEALTH INTERNATIONAL, INC.

By:/s/Ronald A. Nilsson
President

By:/s/Ronald A. Nilsson
As Shareholder

By:/s/Richard T. Smith
As Shareholder